EXHIBIT 23.1

 August 13, 2020

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 8.01 of Ameri Metro, Inc. (the “Company”) Form 8-K dated August 10, 2020 about the impact of Eastern Development & Design, Inc. operation results. We have no basis to disagree with the statements of the Company contained therein.

Very truly yours,

/S/ Weinstein International CPA